UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 19345

Date of Report (Date of earliest event reported): March 10, 2025

BLUSKY AI INC.
(Exact name of registrant as specified in its charter)
INCEPTION MINING INC.
(Former name of registrant)

Nevada	000-55219	35-2302128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5330 South 900 East, Suite 280 Murray, Utah	84107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 312-8113

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

The Company enacted a reverse stock split of the Company's issued and outstanding shares of common stock, par value $0.00001 per share (the "Common Stock"), at a ratio of 1-for-1,000 (the "Reverse Stock Split"). The Reverse Stock Split became effective on March 10, 2025 (the "Effective Date").

In addition to the Reverse Stock Split, a name change of the Company was announced by FINRA as of the Effective Date. The name change to “BLUSKY AI, INC.” is already effective and, twenty days following the Effective Date, the trading symbol for the Common Stock will change to "BSAI."

Split Adjustment; Treatment of Fractional Shares. On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to: (i) the number of issued and outstanding shares of Common Stock held by each such record holder immediately prior to the Reverse Stock Split divided by (ii) 1,000. Any fractional share of Common Stock that would otherwise result from the Reverse Stock Split will be rounded up to the nearest whole share. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. The Company intends to treat stockholders holding shares of Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split.

Also on the Effective Date, all options and other convertible securities of the Company outstanding immediately prior to the Reverse Stock Split will be adjusted by dividing the number of shares of Common Stock into which the options and other convertible securities are exercisable or convertible by 1,000 and multiplying the exercise or conversion price thereof by 1,000, as applicable, all in accordance with the terms of the plans, agreements or arrangements governing such options and other convertible securities and subject to rounding to the nearest whole share.

Certificated and Non-Certificated Shares. Stockholders who hold their shares in electronic form at brokerage firms or with the transfer agent of the Common Stock do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their accounts.

Stockholders holding paper certificates may (but are not required to) send the certificates to the Company's transfer agent and registrar, Colonial Stock Transfer. Colonial Stock Transfer will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholders.

The Reverse Stock Split will not have any effect on the stated par value of the Common Stock.

The Reverse Stock Split does not affect the Company’s authorized preferred stock. As of the Effective Date, there were 51 shares of Preferred Stock issued and outstanding. After the Reverse Stock Split, the Company’s authorized preferred stock of 10,000,000 shares will remain unchanged.

Immediately after the Reverse Stock Split, each stockholder’s relative ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding fractional shares into whole shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUSKY AI, INC.

Date: March 12, 2025	By:	/s/ Trent D’Ambrosio
	Name:	Trent D’Ambrosio
	Title:	Chief Executive Officer